Exhibit 99.1

For Immediate Release	Contact: Vance Adkins Chief Financial Officer Email: vadkins@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Second Quarter Earnings

Annapolis, MD, July 24, 2020 (PRNewswire) – Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank), reported net income of $1.7 million for the second quarter ended June 30, 2020 and $2.3 million for the six months ended June 30, 2020 compared to $2.2 million and $4.8 million for the same periods in 2019. Earnings per share on a fully diluted basis were $0.14 for the second quarter and $0.18 per share for the first six months of 2020, down from $0.17 and $0.37 per share, respectively, from the second quarter and first six months of 2019.

Response to COVID-19

The Company continues to monitor the impact of the COVID-19 pandemic. Its goal is to keep employees and customers safe. To that end, some employees are working remotely and those who are on-site are practicing appropriate social distancing and other protocols that are designed to avoid COVID-19.

The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with customers to minimize losses. We have implemented loan programs to allow customers who were required to close or reduce their business operations to temporarily defer loan principal and interest payments. The Company is also participating in the SBA Paycheck Protection Program (PPP) to help disburse loans to our business customers to provide them with additional working capital. To date, the Company has funded 428 PPP loans totaling in excess of $47 million, and is working diligently with the SBA to qualify customers to receive PPP loans while they are still available. Through the first six months of 2020 the Company performed 123 short-term COVID-19 related modifications of loans totaling $96.6 million.

The Company enjoyed a good second quarter, as its cost of funds continues to decline and the Company continues to originate a record volume of residential mortgages. “While it remains difficult to know what the future will bring in light of the severe economic impacts occasioned by this pandemic, business continues to be strong,” said Alan J. Hyatt, President and Chief Executive Officer. “The Company remains well capitalized and it continues to offer a full range of services to our customers and our community.” Mr. Hyatt said that “while the portfolio is holding up well, as a measure of conservation, loan loss reserves have been increased to 1.33% of gross loans [net of PPP loans], and will continue to be carefully monitored.”

The Company has also taken measures to protect the health and safety of its customers and employees by encouraging remote work arrangements to the extent possible, adjusting banking center hours, wearing masks, and implementing operational measures to promote social distancing. Management is closely monitoring credit metrics and performing stress testing on the Bank’s loan portfolio. Additional resources have been shifted to credit administration to closely analyze higher risk segments within the loan portfolio, monitor and track loan payment deferrals and customer liquidity, and provide timely reporting to management and the board of directors. Based on the Company’s capital and liquidity levels, conservative underwriting policies, loan concentration diversification, and geographical marketplace, management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain well capitalized.

Income Statement

Net interest income was $6.6 million for the second quarter ended June 30, 2020 and $13.4 million for the six months ended June 30, 2020 compared to $7.8 million and $15.9 million for the same periods in 2019. The decreases in interest income was driven by lower volumes of earning assets, particularly from significantly lower interest rates earned on medical-use cannabis related deposits that were invested in fed funds or interest bearing deposits with other banks and earned higher interest income during 2019. Also, loan interest income decreased from lower average loan volumes as well as lower yielding PPP loans, which was slightly offset by a reduction in interest expense from lower deposit rates and less reliance on borrowings.

Provision expense was zero for the second quarter ended June 30, 2020 and $750 thousand for the six months ended June 30, 2020 compared to zero for the same periods in 2019. The ratio of the allowance for loan losses to gross loans was 1.24% at June 30, 2020. Excluding PPP loans, the ratio of the allowance for loan losses to gross loans was 1.33% at June 30, 2020, higher than both the 1.25% at March 31, 2020 and the 1.11% at December 31, 2019. The primary drivers of the increased percentage of the allowance to total loans, excluding PPP loans, were increases in qualitative factors from the impact of the COVID-19 pandemic as well as a decrease in loan volume.

Noninterest income was $3.2 million for the second quarter ended June 30, 2020 and $6.3 million for the six months ended June 30, 2020 compared to $2.6 million and $4.9 million for the same periods in 2019. Growth in mortgage banking production continued to contribute significantly to the increases in noninterest income.

Noninterest expense was $7.5 million for the second quarter ended June 30, 2020 and $15.7 million for the six months ended June 30, 2020 compared to $7.5 million and $14.3 million for the same periods in 2019. There were higher commissions paid to mortgage loan officers from increased production and higher occupancy and staffing costs as a result of opening a new branch in Crofton during the third quarter of 2019. In addition, there were nonrecurring noninterest expenses including: legal and professional fees of $325 thousand, loss on sale of OREO property of $74 thousand, and write-off of leasehold improvements related to a lease termination of $76 thousand.

Balance Sheet

Total assets increased nearly $100 million to $924 million at June 30, 2020 from $827 million at December 31, 2019. The increase in assets was primarily in federal funds and interest bearing deposits in other banks as well as loans receivable from PPP originations. Deposits also increased by $88 million from December 31, 2019. The increase in deposits was primarily the result of short term, medical-use cannabis related funds that account holders maintain at the Bank prior to pursuing other longer term investment opportunities as well as PPP loans to customers who had not yet withdrawn the funds. Management is aware of the short term nature of certain medical-use cannabis related deposits and offset those funds by maintaining short term liquidly to meet any deposit outflows.

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It offers seven branches located in Annapolis, Edgewater, Severna Park, Lothian/Wayson’s Corner, Crofton, and Glen Burnie, Maryland. The Bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition, the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Severn Bancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share data)
(Unaudited)

	June 30, 2020	December 31, 2019	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$2,023	$2,892	$(869)	-30%
Federal funds and interest bearing deposits in other banks	166,447	85,301	81,146	95%
Certificates of deposit held as investment	6,074	7,540	(1,466)	-19%
Investment securities available for sale, at fair value	22,006	12,906	9,100	71%
Investment securities held to maturity	21,310	25,960	(4,650)	-18%
Loans held for sale, at fair value	11,429	10,910	519	5%
Loans receivable	661,372	645,685	15,687	2%
Allowance for loan losses	(8,169)	(7,138)	(1,031)	14%
Accrued interest receivable	2,478	2,458	20	1%
Foreclosed real estate, net	1,010	2,387	(1,377)	-58%
Premises and equipment, net	21,542	22,144	(602)	-3%
Restricted stock investments	2,299	2,431	(132)	-5%
Bank owned life insurance	5,450	5,377	73	1%
Deferred income taxes, net	1,716	1,748	(32)	-2%
Prepaid expenses and other assets	6,676	6,318	358	6%

Total Assets	$923,663	$826,919	$96,744	12%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$748,916	$661,049	$87,867	13%
Borrowings	35,000	35,000	-	-
Subordinated debentures	20,619	20,619	-	-
Accounts payable and accrued expenses	12,146	4,779	7,367	154%

Total Liabilities	816,681	721,447	95,234	13%

Common stock	128	128	-	-
Additional paid-in capital	66,026	65,944	82	0%
Retained earnings	40,723	39,445	1,278	3%
Accumulated comprehensive income (loss)	105	(45)	150	-333%

Total Stockholders' Equity	106,982	105,472	1,510	1%

Total Liabilities and Stockholders' Equity	$923,663	$826,919	$96,744	12%

Severn Bancorp, Inc.
Consolidated Income Statements
(dollars in thousands, except per share data)
(Unaudited)

Quarterly income statement results:	Three Months Ended June 30,
	2020	2019	$ Change	% Change

Interest Income

Interest on loans	$8,078	$9,226	$(1,148)	-12%
Interest on securities	216	241	(25)	-10%
Other interest income	67	757	(690)	-91%

Total interest income	8,361	10,224	(1,863)	-18%

Interest Expense

Interest on deposits	1,383	1,898	(515)	-27%
Interest on long term borrowings	333	481	(148)	-31%

Total interest expense	1,716	2,379	(663)	-28%

Net interest income	6,645	7,845	(1,200)	-15%

Provision for loan losses	-	-	-	-

Net interest income after provision for loan losses	6,645	7,845	(1,200)	-15%

Noninterest Income

Mortgage-banking revenue	1,990	1,087	903	83%
Real Estate Commissions	130	378	(248)	-66%
Real Estate Management Income	155	162	(7)	-4%
Other noninterest income	962	988	(26)	-3%

Total noninterest income	3,237	2,615	622	24%

Net interest income plus noninterest income after provision for loan losses	9,882	10,460	(578)	-6%

Noninterest Expense

Compensation and related expenses	5,171	4,909	262	5%
Net Occupancy & Depreciation	445	389	56	14%
Net Costs of Foreclosed Real Estate	16	24	(8)	-33%
Other	1,855	2,191	(336)	-15%

Total noninterest expense	7,487	7,513	(26)	0%

Income before income tax provision	2,395	2,947	(552)	-19%

Income tax provision	658	771	(113)	-15%

Net income	$1,737	$2,176	$(439)	-20%

Severn Bancorp, Inc.
Consolidated Income Statements
(dollars in thousands, except per share data)
(Unaudited)

Year-to-Date income statement results:	Six Months Ended June 30,
	2020	2019	$ Change	% Change

Interest Income

Interest on loans	$16,416	$18,393	$(1,977)	-11%
Interest on securities	435	500	(65)	-13%
Other interest income	426	1,874	(1,448)	-77%

Total interest income	17,277	20,767	(3,490)	-17%

Interest Expense

Interest on deposits	3,180	3,767	(587)	-16%
Interest on long term borrowings	697	1,070	(373)	-35%

Total interest expense	3,877	4,837	(960)	-20%

Net interest income	13,400	15,930	(2,530)	-16%

Provision for loan losses	750	-	750	100%

Net interest income after provision for loan losses	12,650	15,930	(3,280)	-21%

Noninterest Income

Mortgage-banking revenue	3,624	1,807	1,817	101%
Real Estate Commissions	440	860	(420)	-49%
Real Estate Management Income	320	326	(6)	-2%
Other noninterest income	1,878	1,882	(4)	0%

Total noninterest income	6,262	4,875	1,387	28%

Net interest income plus noninterest income after provision for loan losses	18,912	20,805	(1,893)	-9%

Noninterest Expense

Compensation and related expenses	10,632	9,434	1,198	13%
Net Occupancy & Depreciation	963	804	159	20%
Net Costs of Foreclosed Real Estate	90	149	(59)	-40%
Other	4,054	3,876	178	5%

Total noninterest expense	15,739	14,263	1,476	10%

Income before income tax provision	3,173	6,542	(3,369)	-51%

Income tax provision	871	1,757	(886)	-50%

Net income	$2,302	$4,785	$(2,483)	-52%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
Per Share Data:				.
Basic earnings per share	$0.18	$0.37	$0.14	$0.17
Diluted earnings per share	$0.18	$0.37	$0.14	$0.17
Average basic shares outstanding	12,812,808	12,774,191	12,812,976	12,775,123
Average diluted shares outstanding	12,834,348	12,859,980	12,818,556	12,862,291

Performance Ratios:
Return on average assets	0.54%	1.04%	0.81%	0.95%
Return on average equity	4.30%	9.50%	6.51%	8.56%
Net interest margin	3.30%	3.60%	3.22%	3.55%
Efficiency ratio*	79.59%	67.83%	75.60%	71.59%

	June 30, 2020	December 31, 2019
Asset Quality Data:
Non-accrual loans	$6,245	$4,242
Foreclosed real estate	$1,010	$2,387
Total non-performing assets	$7,255	$6,629
Total non-accrual loans to total loans	0.94%	0.66%
Total non-accrual loans to total assets	0.68%	0.51%
Allowance for loan losses	$8,169	$7,138
Allowance for loan losses to total loans	1.24%	1.11%
Allowance for loan losses to loans, net of PPP loans	1.33%	1.11%
Allowance for loan losses to total non-accrual loans	130.8%	168.3%
Total non-performing assets to total assets	0.79%	0.80%
Non-accrual troubled debt restructurings (included above)	$82	$85
Performing troubled debt restructurings	$8,131	$8,858
Loan to deposit ratio	88.3%	97.7%

*	This non-GAAP financial measure is calculated as noninterest expenses less OREO expenses divided by net interest income plus noninterest income